SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Check the appropriate box:

☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Central European Distribution Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Central European

Distribution Corporation

April 3, 2006

Dear Stockholder:

On behalf of the board of directors of Central European Distribution Corporation, or the Company, it is my pleasure to invite you to the 2006 annual meeting of stockholders. The annual meeting will be held on. Monday, May 1, 2006, at 10:00 a.m., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019.

At the annual meeting, you will be asked to:

•	elect eight directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2006;

•	amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The Company’s management will also review the Company’s results for 2005, and respond to appropriate stockholder questions. You will find other detailed information about the Company and its operations, including its annual report on Form 10-K for the year ended December 31, 2005, and it’s audited consolidated financial statements, enclosed with the 2005 annual report to stockholders.

The board of directors has approved the matters being submitted by the Company for stockholder approval at the annual meeting and recommends that stockholders vote “FOR” all of such proposals. It is important that your views be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, sign and date the enclosed proxy card and promptly return it in the prepaid envelope.

Sincerely,

William V. Carey

Chairman, President and Chief Executive Officer

CENTRAL EUROPEAN

DISTRIBUTION CORPORATION

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(610) 660-7817

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 1, 2006

NOTICE IS HEREBY GIVEN that the 2006 annual meeting of stockholders of Central European Distribution Corporation, a Delaware corporation, or the Company, will be held on Monday, May 1, 2006, at 10:00 a.m., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019.

At the annual meeting, you will be asked to:

•	elect eight directors to serve on the board of directors, each for a one-year term;

•	ratify the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2006;

•	amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000; and

•	transact any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

Pursuant to the Company’s bylaws, the board of directors has fixed March 20, 2006, as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting and at all adjournments or postponements that may take place. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement that may take place. A list of all stockholders entitled to vote at the annual meeting will be open for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours for a period of ten days before the annual meeting at the offices of the Company, located at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004.

By Order of the Board of Directors,

James Archbold

Secretary

Bala Cynwyd, Pennsylvania

April 3, 2006

Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If you sign and return your proxy card without specifying a choice, your shares will be voted in accordance with the recommendations of the board of directors. You may, if you wish, revoke your proxy at any time prior to the time it is voted by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

TWO BALA PLAZA, SUITE 300, BALA CYNWYD, PENNSYLVANIA 19004

(610) 660-7817

PROXY STATEMENT

2006 ANNUAL MEETING OF STOCKHOLDERS

MAY 1, 2006

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The board of directors of Central European Distribution Corporation, a Delaware corporation, or the Company, is sending you this proxy statement and the accompanying proxy card in connection with its solicitation of proxies to be used at the 2006 annual meeting of stockholders. The annual meeting will be held on Monday, May 1, 2006, at 10:00 a.m., local time, at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 and at any adjournments or postponements that may take place.

This proxy statement, the notice of annual meeting of stockholders, the proxy card and the Company’s annual report to stockholders were first mailed to stockholders on or about April 3, 2006.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, stockholders of record of the Company as of the close of business on March 20, 2006, will consider and vote on:

•	the election of eight directors to serve on the board of directors, each for a one-year term;

•	the ratification of the board of directors’ appointment of PricewaterhouseCoopers as the Company’s independent public auditors for the year ending December 31, 2006;

•	the amendment of the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000; and

•	any other business that is properly presented at the annual meeting or any adjournment or postponement that may take place.

In addition, the Company’s management will report on the performance of the Company during 2005 and respond to appropriate questions from stockholders.

Who is entitled to vote?

Only stockholders of record at the close of business on the record date, March 20, 2006, are entitled to receive notice of annual meeting of stockholders and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring appropriate documentation from your broker or nominee to vote personally at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 23,745,782 shares of common stock of the Company were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker or other nominee indicates on the proxy card that it does not have discretionary authority to vote on a particular matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain and vote a proxy from the institution that holds their shares. The Company has made proxy statements, proxies and annual reports available to the nominee institutions for delivery to “street name” stockholders.

Can I change my vote after I return my proxy card?

Yes.     Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of the Company either a notice of revocation or a duly executed proxy, bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of the board of directors?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote:

•	“for” election of the nominated slate of eight directors (see page 3); and

•	“for” ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors (see page 19); and

•	“for” amending the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000 (see page 20).

With respect to any other matter that properly comes before the meeting or any adjournment or postponement that may take place, the proxy holders will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?

Election of Directors. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no impact on the election of directors except to the extent failure to vote for an individual results in another individual receiving a larger proportion of votes. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

Ratification of Independent Auditors and Other Items. For the ratification of the independent auditors and any other item voted upon at the annual meeting, assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares represented in person or by proxy will be required for approval. Abstentions will have the same effect as a negative vote. Broker non-votes will be treated as a vote not cast and will have no effect on the outcome of the vote.

Amendment of the Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock. The affirmative vote of holders of a majority of the issued and outstanding shares of common stock will be required for approval of the amendment to the Company’s certificate of incorporation. Abstentions will have the same effect as a negative note. Broker non-votes will be treated as a vote not cast and will have the same effect as a negative vote.

Who will bear the costs of soliciting proxies for the annual meeting?

The cost of soliciting proxies for the annual meeting will be borne by the Company. The Company has retained ADP Investor Communications Services to solicit proxies by use of the mails on the Company’s behalf for a fee of approximately $19,000. In addition to the use of the mails, proxies may be solicited personally or by telephone, by officers and employees of the Company, who will not receive any additional compensation for their services but will be reimbursed for the out-of-pocket expenses they incur. Proxies and proxy material will also be distributed at the expense of the Company by brokers, nominees, custodians and other similar parties.

ELECTION OF DIRECTORS

(Proposal 1)

The entire board of directors currently consists of eight members. At the annual meeting, eight directors will be elected, each to serve until the next annual meeting of stockholders and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. The following persons have been nominated for election as directors of the Company at the annual meeting: William V. Carey, David Bailey, N. Scott Fine, Tony Housh, Robert Koch, Jan W. Laskowski, Dominique Hériard Dubreuil, and Markus Sieger.

Information is provided below with respect to the nominees for the board of directors. Unless otherwise specified on the proxy, the persons named in the proxy intend to vote the shares represented by each properly executed proxy for the election as directors of Messrs. Carey, Bailey, Fine, Housh, Koch, Laskowski and Sieger and Madame Hériard Dubreuil. The board of directors anticipates that such nominees will stand for election and will serve if elected as directors. However, if any person nominated by the board of directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person or persons as the persons named in the accompanying proxy shall determine in accordance with their best judgment. Pursuant to the Company’s bylaws, directors are elected by plurality vote. The Company’s certificate of incorporation does not provide for cumulative voting in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

“FOR” THE ELECTION OF ITS NOMINEES FOR DIRECTORS.

Nominees for Election as Directors

Name	Age	Position(s)
William V. Carey	41	Chairman, President and Chief Executive Officer
David Bailey	61	Director
N. Scott Fine	49	Director
Tony Housh	39	Director
Robert Koch	45	Director
Jan W. Laskowski	49	Director
Dominique Hériard Dubreuil	59	Director
Markus Sieger	40	Director

Directors are elected to serve until they resign or are removed, or until their successors are elected. All directors are elected annually at the annual meeting of stockholders.

William V. Carey has served as Chairman, President and Chief Executive Officer of the Company since its inception in 1998. Mr. Carey began working for Carey Agri, a subsidiary of the Company, in 1990, and instituted and supervised the direct delivery system for Carey Agri’s nationwide expansion. Mr. Carey has 12 years experience heading distribution companies in Poland. Mr. Carey is a graduate of the University of Florida with a B.A. in economics.

David Bailey has been a director of the Company since December 2003. Mr. Bailey joined International Paper in 1968 and has held various levels of responsibility within that company. Currently, he is the Managing Director of International Paper Eastern Europe, with headquarters in Warsaw, Poland. Mr. Bailey is responsible for the manufacturing facilities located in Poland and Russia, with sales across the region of over $800 million and 6,000 employees. He currently is on the board of directors for the American Chamber of Commerce in Poland, Litewska Children’s Hospital Foundation, United Way Poland, and is a member of the Polish Business Roundtable. Mr. Bailey served in the United States Army and graduated with a chemical engineering degree from Oregon State University.

N. Scott Fine has been a director of the Company since January 2003, and was previously a director during 2001. Mr. Fine is an investment banker at the Fine Equities division of Leeb Brokerage Services, Inc., a New York based investment-banking firm. Mr. Fine has been involved in corporate finance for over 20 years. Fine Equities focuses on small- to medium-cap companies and manages high net worth individuals and small institutions. Mr. Fine originated the process and co-managed the Company’s initial public offering. He has also worked on a series of transactions domestically and internationally in the healthcare and consumer products area. Mr. Fine currently sits on the Deans Advisory Board for The University of Connecticut’s Neag School of Education at Storrs, Connecticut.

Tony Housh has been a director of the Company since May 2000. Mr. Housh is a Warsaw, Poland-based investment and regulatory affairs advisor in private practice. Mr. Housh was the Executive Director of the American Chamber of Commerce in Poland from 1996 to 2000, where he obtained an in-depth knowledge of the Polish regulatory framework. He is also a member of the American Chamber’s board of directors as well as the board of directors of the Fulbright Commission. Prior to joining the American Chamber, Mr. Housh was the U.S. Treasury country officer for Poland at the Office of Technical Assistance. Mr. Housh is a graduate of Katholieke Universitiet van Leuven (Belgium) and the University of Kansas.

Robert P. (Bobby) Koch has been a director of the Company since February 2004. Mr. Koch is President and Chief Executive Officer of Wine Institute, the San Francisco-based public policy association representing over 850 California winery and associate members responsible for over 80% of U.S. wine production and 90% of U.S. wine exports. He joined Wine Institute in 1992 and, prior to becoming its President and Chief Executive Officer, headed the Washington, D.C. office as Senior Vice President. From 1986 through 1992, Mr. Koch held senior leadership positions in the House of Representatives for the House Majority Leader and House Majority Whip. He received his B.A. in government and politics from the University of Maryland in 1983. Mr. Koch is a member of the U.S. Department of Agriculture’s Agricultural Policy Advisory Committee for Trade (APAC), and a board member of the National Commission Against Drunk Driving and the Council on American Politics of the George Washington University Graduate School of Political Management. He also is active in raising funds for research to find the cure for Crohn’s disease and ulcerative colitis.

Jan W. Laskowski has served as a director of the Company since its inception in 1998. Mr. Laskowski has lived and worked in Poland since 1991. From 1996 to February 1999, he was the Vice President and member of the management board of American Bank in Poland, where he was responsible for business development. Before joining American Bank in 1991, Mr. Laskowski worked in London for Bank Liechtenstein (UK) Ltd from 1989 to 1991. He began his career with Credit Suisse, also in London, where he worked for 11 years.

Dominique Hériard Dubreuil has been a director of CEDC since August 2005, and has been the chairman of the board of directors of Rémy Cointreau Group since 2004. From 2000 through 2004, Ms. Dubreuil was chairman of the management board of Rémy Cointreau Group. She is also deputy managing director and director of Androméde S.A.S., chief executive officer of Rémy Cointreau Services S.A.S., chairman of the board of directors of GIE Rémy Cointreau Services, chairman of the board of directors of Vinexpo Overseas S.A., director of Vinexpo S.A.S., director of Orpar S.A., director of CLS Rémy Cointreau S.A., director of Baccarat S.A., director of Erven Lucas Bols N.V., director of Rémy Finance B.V., director of Botapol Holding B.V., director of Unipol B.V., director of Rémy Concord Ltd, director of Rémy Pacifique Ltd, director of Rémy Finance B.V. and chairman of the board of directors and director of Rémy Cointreau Amérique, Inc. Ms. Hériard Dubreuil is a member of the Hériard Dubreuil family, which beneficially owns 50.87% of the outstanding capital stock of Rémy as of June 29, 2005.

Markus Sieger has been a director of CEDC since August 2005, and has been a managing partner of fincoord since 1998. From 1994 to 1999, Mr Sieger was an associate manager at fincoord. As a managing partner, Mr. Sieger is actively involved in negotiating and structuring international joint ventures for fincoord’s clients. Mr. Sieger is engaged in various new projects advising start-up companies on strategic matters. In addition, Mr. Sieger started and developed iscoord Ltd., an award winning information technology consulting and software development company. Mr. Sieger holds supervisory seats at FFC Fincoord Holding Ltd., iscoord ltd., ITI Holdings S.A., Luxembourg, and various other companies. Mr. Sieger has a degree in economics from the University of Applied Sciences for Business and Administration in Zurich.

Director Independence and Other Matters

The board of directors has determined each of the following directors to be an “independent director” as such term is defined in Rule 4200(a) (15) of the listing standards of the National Association of Securities Dealers, or NASD: David Bailey, Tony Housh, Robert Koch, Jan W. Laskowski and Markus Sieger.

The board of directors has also determined that each member of the three committees of the board meets the independence requirements applicable to those committees prescribed by the NASD and the Securities and Exchange Commission, or SEC. The board has further determined that Jan W. Laskowski, a member of the audit committee of the board, is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC.

The Company encourages but does not require members of the board of directors to attend the annual meetings. All of the members of the board that were directors at such time attended the Company’s 2005 annual meeting.

Committees of the Board of Directors and Meetings

The board of directors held 19 meetings in 2005, in addition to acting by unanimous written consent seven times. Each incumbent director attended at least 75% of the total number of meetings of the board and meetings of the committees of the board on which he/she served in 2005.

The board of directors has three standing committees, an audit committee (which is a separately designated audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act), a compensation committee and a nominating committee. The functions performed by the committees are summarized below. All of the members of the three committees are independent directors as defined by Rule 4200(a)(15) of the NASD’s listing standards.

Audit Committee. The audit committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. The board of directors, upon the recommendation of the audit committee, approved a charter in December 1999, amended it in 2002 and most recently amended it in November 2005. A copy of the most current version of the charter is attached to this proxy statement as Appendix A. Messrs. Housh, Bailey and Laskowski currently constitute the audit committee. Mr. Housh serves as the chairman of the audit committee. The board has determined that Mr. Laskowski qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, and that each of the members of the audit committee is independent in accordance with applicable NASD standards and SEC rules and regulations. Each member of the audit committee must meet certain independence and financial literacy requirements. The audit committee oversees our corporate financial reporting process, internal accounting controls, audit plans and results and financial reports. In addition, the audit committee appoints, compensates, retains and oversees the work of the firm of independent auditors employed by the Company to conduct the annual audit examination of the Company’s financial statements. The members meet with the independent auditors and financial management to review the scope of the proposed audit for the year; the audit procedures to be utilized; audit fees; and, at the conclusion of the audit, the audit reports. In addition, the audit committee reviews the financial statements, the related footnotes and the independent auditors’ report thereon and makes related recommendations to the board as the audit committee deems appropriate. The audit committee met 13 times during 2005. The report of the audit committee is set forth beginning on page 7 of this proxy statement.

Compensation Committee. The compensation committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. The compensation committee’s responsibilities include (i) making recommendations to the board of directors on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) administering the Company’s 1997 Stock Incentive Plan, referred to herein as the Option Plan, and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. Messrs. Laskowski, Housh and Bailey currently constitute the compensation committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Laskowski serves as the chairman of the compensation committee. The compensation committee held three meetings during 2005. The report of the compensation committee is set forth beginning on page 8 of this proxy statement.

Nominating Committee. The nominating committee operates under a written charter adopted by the board of directors that may be amended by the board at any time. A current copy of the nominating committee’s charter is available on the Company’s website at http://www.ced-c.com/investor.htm. The nominating committee monitors and safeguards the independence of the board by identifying individuals qualified to become board members and selecting, or recommending that the board select, the director nominees for election at the Company’s annual meetings of stockholders. Using the same criteria, the committee also recommends to the board candidates for filling positions on the board resulting from the death or resignation of directors. The committee also recommends directors for appointment to the committees of the board Messrs. Bailey, Housh and Koch currently constitute the nominating committee, each of whom is an “independent director” as defined by Rule 4200(a)(15) of the NASD’s listing standards. Mr. Koch serves as the chairman of the nominating committee. The nominating committee held one meeting during 2005.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate SEC filings, in whole or in part, the following Reports of the audit committee, the compensation committee and the nominating committee and the comparative stock prices graph shall not be incorporated by reference into any such filings.

AUDIT COMMITTEE REPORT

The audit committee members are Tony Housh, Jan Laskowski and David Bailey, each of whom meet the independence and experience requirements set forth in Rule 4200(a)(15) of the listing standards of NASD. The audit committee held 13 meetings during 2005. The board of directors has determined that Mr. Laskowski qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K, and that he is “independent” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, or the Exchange Act.

To insure independence, the audit committee also meets separately with the Company’s independent public accountants, internal auditor and other members of management. In addition, the audit committee reviewed and discussed the audited financial statements with management. The audit committee met with the Company’s independent public accountants five times during 2005. These meetings were separate from full board of directors meetings and the audit committee discussed matters required to be discussed by SAS 61. The audit committee has received the written disclosures and the letter from the independent public auditors required by Independence Standards Board Standard No. 1 and has discussed the independence of the independent public auditors with them. Based on its review and discussion with the independent public auditors and with management, the audit committee has recommended to the board that the audited financial statements for the year ended December 31, 2005, be included in the Company’s annual report on Form 10-K.

Respectfully submitted,

Audit Committee

Tony Housh

David Bailey

Jan Laskowski

COMPENSATION COMMITTEE REPORT

The compensation committee members are Jan Laskowski, Tony Housh and David Bailey, each of whom is an independent director as defined in Rule 4200(a)(15) of the listing standards of the NASD. The compensation committee’s responsibilities include (i) making recommendations to the board on salaries, bonuses and other forms of compensation for the Company’s officers and other key management and executive employees, (ii) administering the Option Plan and (iii) reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation of its employees and directors. The board of directors appointed the compensation committee in November 1997. Since that time, decisions on compensation of the Company’s executive officers have been made by the full board of directors or by the compensation committee.

The compensation policies of the Company are designed to (i) attract, motivate and retain experienced and qualified executives, (ii) increase the overall performance of the Company, (iii) increase stockholder value and (iv) improve the performance of individual executives. The compensation committee seeks to provide competitive salaries based upon individual performance together with annual cash bonuses awarded based on the Company’s overall performance relative to corporate objectives, taking into account individual contributions, teamwork and performance levels. The compensation committee believes that the level of base salaries plus bonuses of executives should generally be managed to compete in the Central European geographical area with other public and private companies. In addition, it is the policy of the Company to grant stock options to executives upon their commencement of employment with the Company and annually thereafter in order to strengthen the alliance of interest between such executives and the Company’s stockholders and to give executives the opportunity to reach the top compensation levels of the competitive market depending on the Company’s performance (as reflected in the market price of the common stock).

The following describes in more specific terms the elements of compensation that implement the compensation committee’s compensation policies, with specific reference to compensation reported for 2005:

Base Salaries. Base salaries of executives are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the individual and the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at peer public and private companies in Central Europe. Base salaries for executive officers are reviewed annually based upon, among other things, individual performance and responsibilities.

Annual salary adjustments are recommended by the Chief Executive Officer (for executive officers other than himself) or by the board of directors (for the Chief Executive Officer) after an evaluation of the performance of each executive officer, including consideration of new responsibilities and the previous year’s performance. Individual performance ratings take into account such factors as achievement of specific goals that are driven by the Company’s strategic plan and attainment of specific individual objectives. The factors impacting base salary levels are not assigned specific weights but are subject to adjustments by the compensation committee.

Bonuses. The Company has traditionally paid annual bonuses to its executive officers based on both corporate and individual performance, as measured by reference to factors which reflect objective performance criteria over which management generally has the ability to exert some degree of control. This policy was formalized in 2001 with the adoption of the Company’s Executive Bonus Plan, referred to herein as the Bonus Plan, which was approved by the stockholders at the 2002 annual meeting. Under the Bonus Plan, the size of the bonus relates to the amount of the Company’s audited net earnings in a year (but not including deductions for interest payments, depreciation, amortization, foreign exchange adjustments or tax payments, or the Adjusted Net Income) measured against two earnings thresholds adopted by the board. For 2005, the lower threshold was $36 million and the upper threshold was $37 million. If the Adjusted Net Income for a year is above the lower threshold, the bonus is equal to 2% of the Adjusted Net Income above the lower threshold with the Chief Executive Officer receiving 1% and the Chief Financial Officer and Chief Operating Officer receiving 0.5% each. If the Adjusted Net Income for a year is above the upper threshold, the bonus is equal to 2.25% of the

Adjusted Net Income above the upper threshold with the Chief Executive Officer receiving 1.125% and the Chief Financial Officer and Chief Operating Officer receiving 0.5625% each. The total amount to be paid will not exceed $500,000.

For 2005, the Adjusted Net Income exceeded the higher threshold, and in accordance with the terms of the Bonus Plan, the Chief Executive Officer is to be paid a bonus of $250,000 and the Chief Operating Officer is to be paid $125,000. The Chief Financial Officer is to be paid $65,000 based on his current employment contract. The board believes that the Bonus Plan properly motivates the individuals who are most capable of affecting Company performance.

Stock Options. A third component of executive officers’ compensation is the Option Plan pursuant to which the Company grants executive officers and other key employees’ options to purchase shares of common stock. The compensation committee or the full board of directors grants stock options to the Company’s executives in order to align their interests with the interests of the stockholders. In 2005, in order to comply with Rule 16b-3 under the Exchange Act, option grants to the Company’s directors and executive officers were made by the full board of directors. Stock options are considered by the Company to be an effective long-term incentive because the executives’ gains are linked to increases in stock value, which in turn provides stockholder gains. The compensation committee generally grants options to new executive officers and other key employees upon their commencement of employment with the Company and annually thereafter. The options generally are granted at an exercise price equal to the closing market price of the common stock on the day before the grant. The maximum option term is ten years. The full benefit of the options is realized upon appreciation of the stock price in future periods, thus providing an incentive to create value for the Company’s stockholders through appreciation of stock price. The Company believes that stock options have been helpful in attracting and retaining skilled executive personnel.

Stock option grants made to newly hired executive officers and other employees in 2005 reflect the significant individual contributions they are expected to make to the Company’s operations and implementation of the Company’s development and growth programs. During 2005, the Company granted stock options covering a total of 191,700 shares of common stock, not including options to purchase 67,875 shares of common stock automatically granted to board members. 30,950 shares were forfeited by employees who left the Company in 2005.

The executive compensation policy described above is applied in setting the compensation of William Carey, the Company’s Chief Executive Officer. Mr. Carey generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of an annual base salary, a potential annual cash bonus and long-term equity-linked compensation in the form of stock options. The compensation committee’s general approach in establishing Mr. Carey’s compensation is to be competitive with peer companies, but to have a large percentage of his target salary subject to achievement of objective performance criteria and targets established in our strategic plan.

Mr. Carey’s compensation for 2005 included $247,000 in base salary and $75,000 in other compensation for miscellaneous expenses, including $36,000 for housing. Mr. Carey is to receive a bonus in the amount of $250,000 for 2005 under the Bonus Plan. Mr. Carey’s salary was based on, among other factors, the Company’s performance and the 2005 compensation of chief executive officers of comparable companies, although his compensation was not linked to any particular group of these companies.

Respectfully submitted,

Compensation Committee

Jan Laskowski

Tony Housh

David Bailey

ADDITIONAL INFORMATION

Director Compensation

Each director is entitled to receive an annual fee of $6,000 for serving as a member of the board of directors. The chairmen of the audit committee and the compensation committee are each entitled to receive an additional annual fee of $4,000. The chairman of the nominating committee is not entitled to receive any additional fee. In addition to the director fee, the Chairman of the board of directors is entitled to receive an annual fee of $12,000.

Pursuant to the Option Plan, a director on the date of his or her initial election to the board of directors is granted an option to purchase 7,875 shares of common stock. Thereafter, the director is granted an option to purchase 3,375 shares of common stock. In addition, the chairmen of the audit committee and the compensation committee each receives an annual grant of an option to purchase 6,750 shares of common stock under the Option Plan, while the chairman of the nominating committee does not receive any additional option grant. In addition, the members of the compensation committee each receive an annual grant of an option to purchase 1,125 shares of common stock under the Option Plan, and the members of the audit committee each receive an annual grant of an option to purchase 3,000 shares of common stock under the Option Plan. The members of the nominating committee do not receive any additional option grants. In addition to the options granted to directors, the Chairman of the board of directors receives an additional annual grant of option to purchase 10,125 shares of common stock under the Option Plan.

The Company reimburses directors for out-of-pocket travel expenditures relating to their service on the board of directors.

Director Nomination Process

On November 21, 2005, the board or directors redesignated the nominating and corporate governance committee as the nominating committee. The nominating committee currently consists of Messrs. Bailey, Housh and Koch, each of whom is independent as defined in Rule 4200(a)(15) of the listing standards of the NASD. Although the nominating committee has not established specific minimum requirements for director nominee candidates, in assessing qualifications, it will consider various criteria, including (1) such candidate’s independence (consistent with the NASD’s listing standards), (2) whether such candidate is a director, consultant or employee of any competitor of the Company, (3) such candidate’s other obligations and time commitments and location and how such factors may impact on his or her ability to attend meetings of the board in person and (4) any other NASD or SEC requirements, such as financial literacy or financial expertise with respect to audit committee members.

The nominating committee has two primary methods for identifying candidates beyond those proposed by the Company’s stockholders. On a periodic basis, the nominating committee solicits ideas for possible candidates from a number of sources, including members of the board of directors, senior-level management, individuals personally known to the members of the board and research, including publications, database and Internet searches. In addition, the nominating committee may, from time to time, use its authority under its charter to retain a search firm to identify candidates. To date, the nominating committee has not engaged third parties to identify or evaluate or assist in identifying potential director nominees.

To date, the Company has not received any recommendations from stockholders that were not subsequently voluntarily withdrawn by such stockholder requesting the board or any of its committees to consider a nominee for inclusion among the board’s slate of nominees. Accordingly, the nominating committee has not at this time adopted a formal policy by which the Company’s stockholders may recommend director nominees. However, the nominating committee will consider nominees recommended by stockholders if such recommendations are made in compliance with the Company’s bylaws and applicable SEC rules and regulations. The Company’s bylaws provide that a stockholder must provide written notice delivered to the Company’s secretary at the Company’s principal executive office not later than the date that corresponds to 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders. In addition, such stockholder notice must include (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s common stock owned by such person, (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be included in the proxy statement (including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder, as it appears on the Company’s books, and (ii) the class and number of shares of the Company’s stock which are beneficially owned by such stockholder. The stockholder notice must also comply with all applicable SEC rules and regulations.

The Company anticipates that nominees recommended by stockholders will be evaluated in the same manner as nominees recommended by anyone else, although, the nominating committee may prefer nominees who are personally known to the existing directors and officers and whose reputations are highly regarded.

All of the nominees for directors being voted upon at the annual meeting are directors standing for re-election.

Communications with the Board of Directors

Although the Company has not developed formal processes by which stockholders may communicate directly with directors, it believes that the informal process, in which any communication sent to the board either generally or in the care of the Chief Executive Officer, Secretary or another corporate officer is forwarded to all members of the board of directors, has served the board’s and the Company’s stockholders’ needs. There is no screening process, and all stockholder communications that are received by officers for the board’s attention are forwarded to the board. In the future, the nominating committee may consider development of more specific procedures. Until any other procedures are developed and posted on the Company’s website, any communication to the board should be mailed to the board, in care of the Company’s Secretary, at the Company’s corporate headquarters at Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder—Board Communication” or “Stockholder—Director Communication.” All such letters must identify the author as a stockholder and clearly state whether the intended recipients are all members of the board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Secretary has the authority to discard the communication.

Code of Conduct

The Company has adopted a Code of Conduct that applies to the Company’s employees, officers (including the Company’s principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions) and directors. The Company’s Code of Conduct is available on the Company’s website at http://www.ced-c.com/investor.htm. Any changes or waivers to the Code of Conduct for the Company’s principal executive officer, principal financial officer or principal accounting officer or persons performing similar functions will be disclosed on the Company’s website.

Executive Officers

The names, ages, current positions held and date from which the current position was held of all executive officers of the Company are set forth below.

Name	Age	Position(s)	Position Since
William V. Carey	41	Chairman, President and Chief Executive Officer	1997

Evangelos Evangelou	38	Vice President and Chief Operating Officer	1998

James Archbold	45	Vice President and Director of Investor Relations	2002

Christopher Biedermann	38	Vice President and Chief Financial Officer	2005

Richard Roberts	57	Vice President and Export Director	2005

The following sets forth the business experience, principal occupations and employment of each of the executive officers who do not serve on the board of directors.

Evangelos Evangelou joined the Company in September 1998 as Vice President and Chief Operating Officer. From October 1993 until July 1998, Mr. Evangelou was Assistant Manager and General Manager of Louis Poland Sp. z.o.o., where he was responsible for the operations of all food and beverage outlets within Warsaw International Airport. Prior to coming to Poland, Mr. Evangelou was in food and beverage management in the United Kingdom.

James Archbold joined the Company in January 2002 as Vice President and Director of Investor Relations. From August 1996 through January 1998, he held the position of National Sales Director for Domestic Brands for Carey Agri, a subsidiary of the Company. Prior to joining the Company, he worked in Poland for AIG/Lincoln, a real estate development company, as Director of Marketing and Leasing. Prior to coming to Poland in 1995, he worked in the retail brokerage industry in New York for five years. Mr. Archbold holds a M.A. degree from Columbia University.

Christopher Biedermann joined the Company in January 2005 as Chief Financial Officer. From February 2003 through December 2004, Mr. Biedermann held the position of country finance manager with General Electric Consumer & Industrial, Poland, where he managed the finance function for three production plants in Poland, including manufacturing finance and controllers group. From May 1998 to January 2003, Mr. Biedermann held a number of positions with Coca—Cola Hellenic Bottling Company (HBC) S.A. From March 2001 to January 2003, he held the position of country chief financial officer and operations manager with Coca—Cola HBC S.A., Slovenia. From November 2000 to March 2001, he worked with Coca—Cola HBC, London, UK where he worked as part of a team to develop business overview and financials for long-term credit rating application and road show presentation for certain securities issuance. In 2000, he held the position of commercial finance manager for Coca—Cola HBC, Poland. Mr. Biedermann has an M.B.A. from the University of Texas.

Richard Roberts joined CEDC as Vice President and Export Director in October of 2005, having been a Director of the Board since 2002. Mr. Roberts has over 30 years experience in the alcoholic beverages field. From 1992 to January 2002, he was Vice President International for the Sutter Home Winery, responsible for all markets outside the United States. Prior to that, he held a variety of senior management positions at Seagram International, including marketing and sales, as well as several general management positions of Seagram production and distribution companies outside the United States. Mr. Roberts has an M.B.A. from the American Graduate School of International Management

EXECUTIVE COMPENSATION

The following table shows, for the periods indicated, compensation awarded or paid by the Company to its executive officers whose compensation exceeded $100,000 during the periods indicated.

Summary Compensation Table

	Year	Annual Compensation				Long-Term Compensation Awards
Name and Principal Position		Salary	Bonus	Other Annual Compensation		Securities Underlying Options (#)
William V. Carey Chairman, President and Chief Executive Officer	2005 2004 2003	$247,000 225,000 217,702	$120,000 240,000 120,000	$75,000 62,000 55,000	(1) (1) (1)	90,000 90,000 75,000	(2) (3)

Evangelos Evangelou Vice President and Chief Operating Officer	2005 2004 2003	$125,000 116,690 113,600	$160,000 120,000 60,000	— — —		52,500 48,750 33,750	(2) (3)

Christopher Biedermann Vice President and Chief Financial Officer	2005 2004 2003	$100,000 N/A N/A	45,000 N/A N/A	— — —		20,000 20,000 N/A	(2)

James Archbold (4) Vice President and Director of Investor Relations	2005 2004 2003	$105,000 100,000	$70,000 —	— — —		37,500 35,625 33,750	(2)

Richard Roberts Vice President and Export Director	2005	$100,000				20,000

(1)	Represent expenses paid to Mr. Carey for miscellaneous costs, including $36,000 for housing.
(2)	Includes 45,000, 26,250, 20,000 and 18,750 options granted to Messrs. Carey, Evangelou, Biedermann and Archbold in January 2006.
(3)	Includes 45,000 and 22,500 options granted to Messrs. Carey, and Evangelou in January 2005.
(4)	Mr. Archbold’s compensation for 2003 is not included because his compensation did not exceed $100,000.

Employment Agreements

William V. Carey’s employment contract with the Company, which commenced on July 31, 1998, was extended for another three-year period ending August 1, 2007. Mr. Carey serves as the Chief Executive Officer of the Company and Carey Agri. He was paid an annual base salary at the rate of $247,000 per year for 2005, Mr. Carey’s base salary is to be reviewed no less frequently than annually. Mr. Carey is entitled to be paid $75,000 annually as special benefits to help cover the cost of housing, school fees, home leave and club memberships. Mr. Carey participates in benefit plans and fringe benefits also available to all other senior executives of the Company. Mr. Carey’s employment agreement entitles him to receive bonuses in accordance with the Bonus Plan.

Mr. Carey may terminate his employment agreement only for good reason, which includes the Company’s failure to perform its obligations under the employment agreement. The Company may terminate the agreement for cause, which includes Mr. Carey’s willful refusal to follow written orders of the board of directors, willful engagement in conduct materially injurious to the Company, dishonesty of a material nature, conviction of a felony involving moral turpitude or continued failure to perform his required duties. If the Company terminates the agreement for cause or Mr. Carey terminates it without good reason, Mr. Carey’s salary and benefits will be paid only through the date of termination. If the Company terminates the employment agreement other than for cause or if Mr. Carey terminates it for good reason, the Company will pay Mr. Carey his salary and benefits through the date of termination in a single lump sum payment and other amounts or benefits at the time such amounts would have been due.

Pursuant to the agreement, Mr. Carey has agreed that during the term of employment, and for a one-year period following termination of employment, he will not compete with the Company. In case his contract is terminated before August 1, 2007, the Company has agreed to pay Mr. Carey’s salary for one year and to provide certain benefits for six months. The ownership by Mr. Carey of less than five percent of the outstanding stock of any corporation listed on a national securities exchange conducting any competitive business shall not be viewed as a violation of his agreement.

Evangelos Evangelou’s employment contract with the Company, which commenced on September 16, 1998, was extended for another three year period ending September 16, 2007. Mr. Evangelou serves as the Chief Operating Officer of both the Company and Carey Agri. He was paid a base salary of $125,000 net for 2005, with $75,000 net being paid by the company and $50,000 net paid by the subsidiaries. Mr. Evangelou is entitled to participate in other benefit plans and fringe benefits available to senior officers of the Company. Mr. Evangelou’s employment agreement can be terminated by either party on six months’ notice.

James Archbold’s employment contract with the Company which commenced on October 1, 2001, was extended for another three year period ending October 1, 2007. Mr. James Archbold serves as Vice President and Director of Investor Relations of the Company. He was paid an annual base salary at the rate of $105,000 for 2005, which amount will increase to $110,000 for 2006. Mr. Archbold is entitled to participate in other benefit plans and fringe benefits available to senior officers of the Company. Mr. Archbold’s employment agreement can be terminated by either party on six months’ notice.

Similar to Mr. Carey, Mr. Archbold may terminate his employment agreement with the Company for good reason. The Company may terminate the employment agreement with Mr. Archbold on 180 days’ notice. The Company can also terminate its agreement with Mr. Archbold if he is unable to perform his duties for a consecutive three-month period. Mr. Archbold has entered into a non-competition agreement with the Company similar to Mr. Carey’s.

Christopher Biedermann entered into a three-year employment agreement with the Company and with Carey Agri effective as of January 17, 2005. Mr. Biedermann serves as the Chief Financial Officer of both companies. He was paid an annual base salary at the rate of $100,000 for 2005, which will increase to $120,000 for 2006. Mr. Biedermann is entitled to participate in other benefit plans and fringe benefits available to senior officers of the Company. Mr. Biedermann’s employment agreement can be terminated by either party on six months’ notice.

Similar to Mr. Carey, Mr. Biedermann may terminate his employment agreement with the Company for good reason. The Company may terminate the employment agreement with Mr. Biedermann on 180 days’ notice. The Company can also terminate its agreement with Mr. Biedermann if he is unable to perform his duties for a consecutive three-month period. Mr. Biedermann has entered into a non-competition agreement with the Company similar to Mr. Carey’s.

Richard Roberts entered into a three-year employment agreement with the Company effective as of August 10, 2005. Mr. Richard Roberts serves as the Vice President and Export Director for the company. He was paid an annual base salary at the rate of $100,000 for 2005, which amount will increase to $110,000, effective September 1, 2006. Mr. Roberts is entitled to participate in a bonus plan and in other benefit plans and fringe benefits available to senior officers of the Company. Mr. Roberts’ employment agreement can be terminated by either party on six months’ notice.

Similar to Mr. Carey, Mr. Roberts may terminate his employment agreement with the Company for good reason. The Company may terminate the employment agreement with Mr. Roberts on 180 days’ notice. The Company can also terminate its agreement with Mr. Roberts if he is unable to perform his duties for a consecutive three-month period. Mr. Roberts has entered into a non-competition agreement with the Company similar to Mr. Carey’s.

Option Grants and Exercises

During 2005, the Company granted options to purchase a total of 205,200 shares of common stock to its employees, including the individuals listed in the Summary Compensation Table. This number does not include options to purchase 54,375 shares of common stock that the Company granted to its non-employee directors during 2005. These options were granted at exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in 2005. In accordance with the SEC rules, the “potential realizable values” provided in the following table are:

•	net of exercise price before taxes;

•	based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

•	based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.

These numbers are calculated based on SEC requirements and do not reflect the Company’s projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of the Company’s common stock.

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2005		Exercise Price		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
							5%		10%
William V. Carey	13,500 45,000	7.0 23.5	% %	$ $	37.12 40.14	5/3/11 1/1/11	$ $	138,536 499,356	$ $	306,150 1,103,524
Christopher Biedermann	20,000	10.4%			$40.14	1/1/16		$505,226		$1,280,544
Evangelos Evangelou	26,250	13.7%			$40.14	1/1/16		$663,109		$1,680,714
James Archbold	18,875	9.8%			$40.14	1/1/16		$476,807		$1,208,514
Richard Roberts	20,000	10.4%			$36.08	8/10/10		$454,125		$1,151,022

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table presents information about options held by the executive officers named in the Summary Compensation Table and the value of those options as of December 30, 2005. The value of in-the-money options is based on the closing price on December 30, 2005, of $40.14 per share, net of the option exercise price.

Name	Number of Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
William V. Carey	130,000	$3,826,839.32	123,125	0	$4,942,238	0
Christopher Biedermann	0	$0	20,000	0	$802,800	0
Evangelos Evangelou	66,750	$2,102,733.89	60,750	0	$2,438,505	0
James Archbold	0	$0	82,625	0	$3,316,568	0
Richard Roberts	2,250	$64,927.60	32,375	0	$1,299,533	0

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s outstanding common stock as of March 3, 2006 (or as of the date indicated in the footnotes below): (i) by each person who is known by the Company to beneficially own more than 5% of the common stock; (ii) by each of the named executive officers of the Company; (iii) by each director and nominee for director of the Company; and (iv) by all directors and executive officers of the Company as a group. All information in this section is given on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Exchange Act. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Executive Officers and Directors
William V. Carey (1)	2,724,605	11.34%
James Archbold (2)	126,875	*
Christopher Biedermann	12,000	*
Evangelos Evangelou (2)	56,450	*
David Bailey (2)	21,000	*
Dominique Hériard Dubreuil	7,875	*
N. Scott Fine (2)	6,750	*
Tony Housh (2)	47,500	*
Robert Koch (2)	15,275	*
Jan W. Laskowski (2)	46,875	*
Richard Roberts (2)	33,950	*
Markus Sieger (2)	7,875	*
All directors and executive officers as a group (12 people)	3,107,030	12.8%

Other Principal Stockholders
Remy Cointreau SA. (3) rue Joseph Pataa, Ancienne rue de la Champagne, 16100 Cognac, France	1,691,419	7.0%

Takirra Investment Corporation (3) Fokkerweg 26, Unit 301, Curaçao, Netherlands Antilles.	1,691,419	7.0%

Morgan Stanley (4) 1585 Broadway, New York, New York 10036	1,566,049	6.5%

FMR Corp. (5) 82 Devonshire Street, Boston, Massachusetts 02109	1,421,230	5.9%

Mr. Richard C. Perry (6) 767 Fifth Avenue, New York, New York 10153	1,282,000	5.3%

*	Less than 1%.
(1)	Includes 1,456,190 shares beneficially owned by Mr. Carey (including 1,333,065 shares of common stock and 123,125 shares which can be acquired upon the exercise of options which are currently exercisable or which become exercisable within 60 days), 135,000 shares beneficially owned by his wife and 1,133,415 shares held in the name of the William V. Carey Stock Trust. Mr. Carey is the beneficiary of the shares held in the William V. Carey Stock Trust, and he became the sole trustee of that trust on December 11, 2005. Mr. Carey administers the trust, which includes the power to vote the securities held and make any investment decisions. Mr. Carey disclaims beneficial ownership of the shares beneficially owned by his wife. The address of Mr. Carey and the William V. Carey Stock Trust is 1602 Cottagewood Drive, Brandon, Florida 33511.

(2)	Includes shares that can be acquired upon the exercise of currently exercisable options or options that become exercisable within 60 days of March 3, 2006, as follows:

Name	Shares (#)	Name	Shares (#)
William V. Carey	123,125	N. Scott Fine	6,750
James Archbold	82,625	Tony Housh	46,500
Evangelos Evangelou	53,750	Robert Koch	14,625
David Bailey	21,000	Jan W. Laskowski	46,875
Dominique Heriard Dubreuil	7,875	Richard Roberts	32,375
Markus Sieger	7,875	Chris Biedermann	12,000

(3)	Rémy Cointreau S.A. is a société anonyme formed under the laws of France. Botapol Management B.V., with its address at Wattstraat 61, 2723 RB Zoetermeer, the Netherlands, is a company incorporated in the Netherlands. Takirra Investment Corporation N.V. is a company incorporated in the Netherlands Antilles. Botapol Management B.V., the record holder of the shares, is an indirect, wholly-owned subsidiary of Rémy Cointreau S.A. Rémy Cointreau S.A. disclaims beneficial ownership of such shares under Rule 13d-4.
(4)	Morgan Stanley Investment Management, Inc., an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 and wholly-owned subsidiary of Morgan Stanley, is the beneficial owner of the shares of common stock through accounts it manages on a discretionary basis.
(5)	Fidelity Management & Research Company (“Fidelity”), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 602,982 shares of the Company’s common stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 19,200 shares of the Company’s common stock as a result of its serving as investment manager of the institutional account(s). Fidelity International Limited (“FIL”), Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 799,048 shares of the Common Stock of the Company.
(6)	Perry Corp., of which Mr. Richard C. Perry is the President and sole stockholder, holds the shares of common stock for the account of multiple private investment funds for which Perry Corp. acts as general partner and/or managing member of the general partner and/or investment advisor.

COMPARATIVE STOCK PRICES

The following chart sets forth comparative information regarding the Company’s cumulative stockholder return on its common stock from the last trading day before its fifth preceding fiscal year (December 31, 2000) through and including the last trading day of its most recent fiscal year (December 30, 2005). Total stockholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period. The Company’s cumulative stockholder return based on an investment of $100 at December 29, 2000 (at the closing price of $ 2.00 is compared to the cumulative total return of the CRSP Total Return Index for the Nasdaq Market (US and Foreign) and the Nasdaq Non-Financial Stocks Index, comprised of publicly traded companies which are principally in non-financial businesses during that same period.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG CENTRAL EUROPEAN DISTRIBUTION CORP.,

THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX

AND THE NASDAQ NON-FINANCIAL INDEX

* $100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

RATIFICATION OF THE APPOINTMENT

OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

(PROPOSAL 2)

On November 21, 2005, the audit committee of the board of directors selected and appointed PricewaterhouseCoopers to serve as the Company’s independent public accountants for the year ending December 31, 2006, to audit the consolidated financial statements of the Company, subject to ratification by the stockholders at the annual meeting. PricewaterhouseCoopers have served as the Company’s independent public accountants since March 18, 2003.

Stockholder ratification of Proposal 2 is not required by the Company’s bylaws or otherwise. However, the board of directors is submitting Proposal 2 to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify Proposal 2, the audit committee of the board will reconsider whether or not to retain PricewaterhouseCoopers. Even if Proposal 2 is ratified, the audit committee of the board in its discretion may direct the appointment of a different independent accountant at any time during the year if the audit committee of the board determines that such a change would be in the best interests of the Company and its stockholders.

No representative of PricewaterhouseCoopers is expected to be present at the annual meeting.

Fees Paid to Independent Auditors and Other Information

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers for the audit of the Company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by PricewaterhouseCoopers:

	2005	2004
Audit fees	$609,217	$409,500
Audit-related fees (1)	691,407	17,370
Tax fees (2)	24,493	—
All other fees (3)	389,622	73,685

Total fees	$1,714,739	$500,555

(1)	Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements and are not reported under “Audit fees.”
(2)	Tax fees include fees for professional services related to tax compliance, tax advice and tax planning.
(3)	All other fees include fees for professional services rendered in connection the Company’s acquisitions and financing in 2005 and with Company’s acquisitions and stock split in June 2004.

The audit committee currently pre-approves all audit and permissible non-audit services prior to commencement of services. During 2005, the audit committee pre-approved 100% of the total fees to PricewaterhouseCoopers, and in 2004, the audit committee pre-approved 100% of the total fees to PricewaterhouseCoopers.

The audit committee has determined the rendering of all other non-audit services by PricewaterhouseCoopers is compatible with maintaining the auditor’s independence.

During 2005, none of the total hours expended on the Company’s financial audit by PricewaterhouseCoopers were provided by persons other than full-time, permanent employees of PricewaterhouseCoopers.

Required Vote

Assuming the presence of a quorum, the affirmative vote of a majority of the votes cast at the annual meeting is required to approve Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

APPROVAL OF INCREASE OF NUMBER OF AUTHORIZED SHARES OF COMMON STOCK (PROPOSAL 3)

The Board has adopted, subject to stockholder approval, an amendment to the Company’s Certificate of Incorporation, substantially in the form attached hereto as Appendix B (the “Certificate of Amendment”) to increase the Company’s authorized number of shares of common stock from 40,000,000 to 80,000,000.

The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to the currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock would not affect the rights of the holders of currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. If the amendment is adopted, it will become effective upon filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, which the Company intends to file immediately after receipt of stockholder approval.

In addition to the 23,745,782 shares of common stock outstanding as of the record date, the Board has reserved 2,121,938 shares for issuance upon exercise of options granted under the Plan.

The Company has an expectation that, subject to market conditions and such other factors as the Company’s Board of Directors considers appropriate at the time, it will effect a 3-for-2 stock split after the annual meeting, in the form of a stock dividend of one share for every two shares outstanding, which would increase the number of outstanding shares to 35,618,673 and the number of reserved shares to 3,182,907 (based on the number of shares on the record date for this meeting). Any such stock split is not contingent upon shareholder approval of the certificate of amendment, and the Company reserves the right to proceed with the stock split even if the amendment is not approved. The Company believes that the split would result in a decrease in the market price of the common stock which may be more readily tradable and accessible to a broader base of investors. A lower price would enable investors to purchase “round lots” of the Company’s common stock for a lower total price than is the case currently. Shareholders should be aware, however, that brokerage charges and any applicable transfer taxes on sales and transfers of shares may be higher after the stock split on the same relative interest in the Company, because that interest would be represented by a greater number of shares.

If the stock split is approved, as of the effective date of the stock split, appropriate adjustments will be made in the number and price of shares reserved for issuance under the Plan.

The company believes that, for U.S. Federal income tax purposes, (i) the planned distribution of stock pursuant to the stock split will not result in the recognition of any taxable income or gain or loss by the shareholders; (ii) the basis of the shares of common stock held before the stock split will be allocated between those original shares of common stock and the new shares of common stock, including any fractional share treated as being distributed and then redeemed, in proportion to their fair market values on the date of the stock split; (iii) the new shares of common stock, including any fractional share treated as being distributed and then redeemed, will be deemed to have been acquired at the same time as the original shares with respect to which the new shares were distributed; and (iv) the distribution of cash in lieu of fractional shares will be a taxable event, which is treated as if the stockholder receiving such cash received a fractional share as part of the stock distribution and thereafter the company redeemed the fractional share from the stockholder. If a stockholder is entitled to treat such cash as realized in a sale or exchange, and assuming that the company’s stock is a capital asset in the stockholder’s hands, then any gain (or loss) generally will be treated as long term capital gain (or loss) if the stockholder has held its shares for more than one year.

Although at present the Board has no other plans to issue the additional shares of common stock, it desires to have such shares available to provide additional flexibility to use its capital stock for business and financial purposes in the future. The additional shares may be used, without further stockholder approval for various purposes including, without limitation, raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding the company’s business or product lines through the acquisition of other businesses or products or effecting a stock split.

While the proposed increase in the number of shares available for issuance could have certain anti-takeover effects, (for example, the additional shares could be issued defensively by the Board to dilute the voting power of a party attempting a hostile takeover or change in control or management of the Company), the Board is not aware of any attempted or threatened hostile takeover or change of control or management of the Company and the proposed increase in the number of shares available for issuance is not intended to deter any such transactions.

The affirmative vote of the holders of a majority of the Company’s outstanding common stock will be required to approve this amendment to the Company’s Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and beneficial owners of more than 10% of the common stock to file with the SEC initial reports of ownership of the Company’s equity securities and to file subsequent reports when there are changes in such ownership. Officers, directors and beneficial owners of more than 10% of the common stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports furnished to us by our directors and officers during and with respect to 2005 or upon written representations that no other reports were required, the Company believes that all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

Any proposal or proposals by a stockholder intended to be included in the Company’s proxy statement and form of proxy relating to the 2007 annual meeting of stockholders must be received at the Company’s principal executive offices no later than December 5, 2006, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2007 annual meeting of stockholders any stockholder proposal which may be omitted from the Company’s proxy materials pursuant to applicable rules and regulations of the SEC in effect at the time such proposal is received.

A stockholder’s notice to the Secretary must comply with applicable SEC regulations and set forth as to each matter the stockholder proposes to bring before the annual meeting (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (c) the class and number of shares of the Company’s stock which are beneficially owned by the stockholder and (d) any material interest of the stockholder in such business.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household. If you would like to obtain another copy of the proxy, please contact James Archbold, Vice President and Director of Investor Relations, at Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004, telephone (610) 660-7817. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

The board of directors does not know of any other matters to be presented for a vote at the annual meeting. If, however, any other matter should properly come before the annual meeting or any adjournment or postponement of the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the directions of the board, or in the absence of such direction, in their own best judgment.

By Order of the Board of Directors,

William V. Carey

Chairman and Chief Executive Officer

Bala Cynwyd, Pennsylvania

April 3, 2006

A copy of the annual report to stockholders for the fiscal year ended December 31, 2005, accompanies this proxy statement. The Company will provide copies of the exhibits to the annual report on Form 10-K upon payment of a reasonable fee and receipt of a request addressed to the Corporate Secretary, Central European Distribution Corporation, Two Bala Plaza, Suite 300, Bala Cynwyd, PA 19004. This fee will be limited to the Company’s reasonable expenses in providing the exhibits.

Appendix A

AUDIT COMMITTEE CHARTER

Purpose and Authority

The Audit Committee (the “Committee”) is established to assist the Board of Directors (the “Board”) in fulfilling its legal and ethical compliance oversight responsibilities, including oversight of: (i) the integrity of CEDC’s financial reporting process; (ii) the system of internal controls over financial reporting; (iii) the audit process; and (iv) the process for monitoring compliance with all applicable laws and regulations (principally those of the U.S. Securities and Exchange Commission, or “SEC”). The Committee provides an open avenue of communication between financial management, internal auditors, the independent or external auditors and the Board. The Committee is authorized to: (i) consult directly with the independent auditors and such other persons as the Committee deems appropriate; (ii) review the preparations for and scope of the audit of CEDC’s financial statements and review drafts of such statements; (iii) recommend any action to the Board that the Committee deems appropriate; and (iv) perform such other duties relating to the financial statements and other matters of CEDC as set forth below and as the Board may assign from time to time.

Organization

The Committee will consist of at least three directors appointed by the Board. All of the Committee members shall meet the independence and experience requirements as required by the NASDAQ Marketplace Rules. Each member of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise. The Committee shall meet at least four times a year, with authority to convene additional meetings as circumstances require. The Committee may invite senior members of CEDC management or its subsidiaries, auditors or others to attend meetings and provide pertinent information. The Committee shall hold private meetings with the internal and independent auditors and executive sessions.

Responsibilities

The Committee is authorized to carry out the responsibilities set forth below. In carrying out its responsibilities and duties, the Committee must rely on the knowledge and expertise of management, the internal auditors and the independent auditors. Management and CEDC’s internal auditors are ultimately responsible for determining whether CEDC’s financial statements are complete, accurate and prepared in accordance with generally accepted accounting principles. The independent auditors are ultimately accountable to the Committee and the entire Board for such auditors’ review of the financial statements and controls of CEDC.

1.	Financial

•	Review the annual audited financial statements with management and the independent auditors including: (i) the preparations for and scope of the independent audit of the financial statements; (ii) issues regarding accounting and auditing principles and practices; and (iii) the adequacy of internal controls that could significantly affect CEDC’s financial statements.

•	Review critical accounting policies and any major accounting policy changes. The Committee must receive reports on alternative accounting treatments from the independent auditors as may be relevant to CEDC’s financial statements. This will include accounting policies in the United States and in Poland or any other country where CEDC conducts its operations.

•	Review with the management and independent auditors the quarterly financial statements before filing of CEDC’s reports on Form 10-Q and Form 10-K, including the results of the independent auditor’s reviews of the quarterly financial statements and SAS/71s.

2.	External Audit

•	Responsible for the appointment or discharge, compensation and oversight of CEDC’s independent auditors

•	Review the experience and qualifications of the primary partners on the independent audit team and the quality control procedures of the firm.

•	Review and approve the annual budget for audit services together with executive management.

•	Review the independent auditor’s management letter and recommendations, as well as management’s response thereto.

•	Pre-approve all audit and non-audit services performed for CEDC by any accounting, auditing or other financial services company which exceed the scope of engagement to be provided to CEDC by the external auditor.

•	Responsible for the engagement, at CEDC’s expense, of outside advisors, including counsel, as the Committee determines necessary to carry out its duties.

•	Oversee the independence of the independent auditors by (i) receiving from the independent accountants, on a periodic basis, a statement delineating all relationships between the independent auditors and CEDC consistent with Independence Standards Board Standard 1 and other applicable requirements; (ii) reviewing and discussing with the Board, if necessary, and the independent auditors, on a periodic basis, any disclosed relationships or services between the independent accountants and CEDC or any other disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and (ii) recommending, if necessary, that the Board take appropriate action to satisfy itself of the auditors’ independence. Require the independent auditors to report to the Committee in writing all of the critical accounting policies to be used and all alternative treatments of financial information with GAAP that have been discussed with CEDC’s management.

3.	Internal

•	Establish and maintain procedures for the receipt, retention and handling of complaints received by the issuer regarding accounting, internal accounting controls or auditing matters.

•	Establish and maintain procedures allowing employees of CEDC to submit any concerns regarding questionable accounting or auditing matters on a confidential, anonymous basis.

•	Periodically review the adequacy and effectiveness of accounting personnel within CEDC, the adequacy and effectiveness of internal accounting and financial controls of CEDC and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis must be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

•	Review and concur with the Board’s appointment or replacement of CEDC’s senior financial management, principally the Chief Financial Officer.

•	Approve any transaction between an officer or director and CEDC, or any of its subsidiaries or affiliates, to ensure that such “related party” transactions have been approved by an independent body as “arm’s length” transaction(s) that benefit CEDC.

4.	Compliance

•	Review with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaint or published reports that raise material issues regarding CEDC’s financial statements or accounting policies.

•	Obtain regular updates from management and CEDC’s legal counsel regarding legal matters which may have a material impact on the financial statements.

•	Conduct or authorize investigations into any relevant financial matters within the scope of the Committee’s responsibilities and duties under this Charter or as the Board may assign to the Committee from time to time. The Committee is empowered to (i) retain outside counsel, accountants or others to advise or assist the Committee in the conduct of an investigation; (ii) seek any information it requires from external parties or employees, all of whom are directed to cooperate with the Committee’s requests; (iii) meet with the management, independent auditors, or outside counsel as necessary; and (iv) meet with CEDC’s financial advisors.

5.	Reporting

•	The Committee’s reporting responsibilities will include reports to the Board about the Committee’s activities, issues and related recommendations, and preparation of the report to be included in CEDC’s annual proxy statement describing CEDC and its activities, as required by the SEC.

6.	Funding

•	The Committee will be provided with appropriate funding by CEDC, as determined by the Committee, for the payment of compensation to CEDC’s independent auditors and any advisors employed by the Committee, as well as ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

The Charter

•	This Charter supersedes all previous versions of the Charter. The original Charter was approved by the CEDC Board of Directors at the meeting of November 19, 2002. This charter was approved by the Board of Directors on November 21st, 2005.

•	The Committee shall review the adequacy of this charter on an annual basis and recommend any appropriate changes to the Board for consideration.

•	The latest version of the Charter will be published at least once every three years in CEDC’s annual proxy statement.

APPENDIX B

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The undersigned President and Secretary of Central European Distribution Corporation do hereby certify as follows:

1. The name of the corporation (hereinafter called the “Corporation”) is

Central European Distribution Corporation

2. The Corporation desires to increase its authorized shares from 41.0 million to 81.0 million, 80.0 million of which shares shall be shares of common stock, par value $.01 per share, and 1.0 million of which shall be shares of preferred stock, par value $.01 per share.

3. The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on September 4, 1997, and is amended by deleting Article 4.1 and inserting in lieu thereof the following:

“4.1 Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 81.0 million of which 80.0 million shall be Common Stock, having a par value of $.01 per share (“Common Stock”), and 1.0 million shall be Preferred Stock, having a par value of $.01 per share (“Preferred Stock”).”

The remaining paragraphs of Article 4 shall remain unchanged.

4. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has duly caused its corporate seal to be hereunto affixed and this Certificate of Amendment to Certificate of Incorporation to be signed by its President and Secretary as of the      th day of                      2006.

Attest:

James Archbold	William V. Carey
Secretary	President

[SEAL]

B-1

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

MAY 1, 2006

(1)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS (2) and (3) LISTED BELOW.

1.	Election of eight (8) directors, to serve until the 2007 Annual Meeting of Stockholders.

NOMINEES:

WILLIAM V. CAREY

DAVID BAILEY

N. SCOTT FINE

TONY HOUSH

ROBERT P. KOCH

JAN W. LASKOWSKI

DOMINIQUE HÉRIARD DUBREUIL

MARKUS SIEGER

2.	For ratification of the appointment of PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year 2006.

3.	To amend the Company’s certificate of incorporation to increase the number of authorized shares of common stock from 40,000,000 to 80,000,000

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

This proxy, which is solicited on behalf of the Board of Directors, will be voted FOR the matters described in paragraphs (1), (2) and (3) unless the stockholder specifies otherwise (in which case it will be voted as specified).

Each properly executed Proxy will be voted in accordance with the specifications made on the reverse side of this Proxy and in the discretion of the Board of Directors on any other matter which may properly come before the meeting. Where no choice is specified, this Proxy will be voted FOR all listed nominees to serve as directors and FOR proposals 2 and 3

PROXY

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

(Solicited on behalf of the Board of Directors)

The undersigned holder of common stock of Central European Distribution Corporation, revoking all proxies heretofore given, hereby constitutes and appoints William V. Carey as Proxy, with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the undersigned’s shares of the said stock, according to the number of votes and with all the powers the undersigned would possess if personally present at the annual meeting of Stockholders of Central European Distribution Corporation to be held on Monday, May 1, 2006, at 10:00 a.m., local time, at the offices of Dewey Ballantine LLP 1301 Avenue of the Americas, New York, New York 10019 and at any adjournments or postponements that may take place.

The undersigned hereby acknowledges receipt of the Notice of Meeting and Proxy Statement relating to the meeting and hereby revokes any proxy or proxies heretofore given.

PLEASE MARK, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE